EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. Purchases

Self Storage Facility in Sonoma, Calif. Totaling 340 Units

SONOMA, Calif. — June 15, 2016 — Strategic Storage Trust II, Inc. (SST II) — which is sponsored by SmartStop Asset Management, LLC — recently acquired a self storage facility located in downtown Sonoma. The property totals approximately 340 units and approximately 37,800 rentable square feet.

“The Sonoma self storage acquisition gives us the best location in a market that is over 96% occupied,” said H. Michael Schwartz, Chairman and CEO of SST II. “Though the property is highly occupied we believe there is significant trapped value to be unlocked through a revenue management program, operating efficiencies and capital improvements.”

Built in 1984, the Sonoma facility sits on approximately 1.97 acres and is approximately 95% occupied. Located at 19240 Highway 12, the 24-building facility offers drive-up and RV units.

About Strategic Storage Trust II, Inc. (SST II)

SST II is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio includes approximately 40,000 self storage units and approximately 4.3 million rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 57,100 self storage units and approximately 6.2 million rentable square feet. The company is the asset manager for 86 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of SSTII and Strategic Storage Growth Trust, Inc. (SSGT), a public non-traded REIT focused on opportunistic self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. In 2015, key executives at Smartstop Asset Management negotiated the sale of SmartStop Self Storage Inc. (Smartstop), then a fully integrated, self-administered and self-managed self storage company, owning and/or operating 170 self storage properties in 21 states and Toronto, Canada, to Extra Space Storage Inc., the second-largest storage operator in the United States, in a merger transaction with SmartStop having an enterprise value of $1.4 billion.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.